EXHIBIT 10.1
                                                                    ------------

                                                            150 East 58th Street
  [LOGO]                                                              28th Floor
ROCKMORE                                                      New York, NY 10155
 CAPITAL                                                          (212) 258-2301

9-19-07 GS BL

September 19, 2007


VIA FACSIMILE # (360) 892-7927

Western Power & Equipment Corp.
6407-B N.E. 117TH Avenue
Vancouver, WA 98662

Gentlemen:

Reference is hereby made to that certain Securities Purchase Agreement dated June 8, 2005 (the "Purchase Agreement"), by and among Western Power & Equipment Corp. (the "Company") and the parties signatory thereto (collectively, the "Debenture Purchasers") pursuant to which the Company issued to the Holder its Series A Variable Rate Secured Convertible Debentures (the "Debentures") with an aggregate principal amount among all Holders of $30,000,000.

The Company has acknowledged that the following Events of Default have occurred and exist: (i) failure to pay $4,000,000 in principal pursuant to Section 7(a) of the Second Amendment and Waiver Agreement dated as of April 16, 2007 by and between the Company and the Debenture Purchasers (the "Second Amendment"); (ii) failure to pay other scheduled payments as requited in accordance with Annex D of the Second Amendment; and (iii) the Existing Defaults, as defined in the Second Amendment (clauses (i), (ii), and (iii) collectively referred to as the "September Defaults").

Rockmore Investment MasterFund Ltd. ("Rockmore"); on behalf of itself and the other Debenture Purchasers, hereby waives the September Defaults until the earlier to occur of (i) the occurrence of any other default nor Event of Default under the Debentures, (ii) the occurrence of any other default or Event of Default under the Second Amendment, (iii) the occurrence of any other default or Event of Default under this Agreement or (iv) October 15, 2007. consideration of such waiver and forbearance, the Company hereby agrees to transfer to the Debenture Purchasers or their respective designees an aggregate five percent (5%) Class A Membership Interest (the "Equity Interest") in Arizona Pacific Materials, LLC (the "LLC"). Within three business days of the date hereof, the Company shall execute and deliver to the Debenture Purchasers or their respective designees, a Membership Interest Transfer Agreement in the form attached to this letter as Exhibit 1 (the "Transfer Agreements"), except that such agreement shall reflect the transfer of the Equity Interest as contemplated by this letter. Notwithstanding the foregoing, in the event that the Company does not deliver the duly executed Transfer Agreement within three business days of the date hereof, the waiver granted hereby shall be null and void and of no further force or effect and the September Defaults shall be

  [LOGO]
ROCKMORE
 CAPITAL


automatically reinstated and the Debenture Purchasers shall be entitled to exercise any and all remedies available to them at law or in equity. The transfer of the Equity Interest hereunder is in addition to the 10%, in the aggregate, transfer of membership interest in the LLC pursuant to the Second Amendment.

Rockmore, on behalf of itself and the other Debenture Purchasers hereby confirms that the amounts due under the Debentures to the Debenture Purchasers are as follows:

        Principal balance as of 8/31/07                       $16,473,638.31
        Accrued and unpaid interest through 8/31/07           $   787.830.98
        Additional interest through 9/21/07                   $   101,585.24

You have advised us that you expect to close in early October 2007, a financing transaction a portion of the proceeds of which would be used to pay the foregoing amounts to the Debenture Purchasers. Additional interest shall accrue each day after September 21, 2007 at the rate of $4,837.39 per day. The amount due to each Debenture Purchaser is set forth on Schedule A hereto. Rockmore, on behalf of itself and the other Debenture Purchasers hereby confirms that upon receipt in full of the foregoing amounts plus any additional interest that May accrue after September 21, 2007, the Debentures will be fully paid and there will be no other penalties, fees, or charges due by the Company to the Debenture Purchasers

Notwithstanding the foregoing, in the event that the Company does not repay the Debenture Purchasers in full as aforesaid on or before October 15, 2007, the September Defaults shall be automatically reinstated and the Debenture Purchasers shall be entitled at such time to exercise any and all remedies available at law or in equity. The Company understands and acknowledges that notwithstanding any such exercise of available remedies, the conveyance of the Equity Interest and the interest conveyed pursuant to the Second Amendment shall be irrevocable.

The effectiveness of this Letter Agreement shall be expressly conditioned upon the execution and delivery by the Company and the LLC of the Transfer Agreements in form and substance described herein.

Rockmore is providing this Letter Agreement on behalf of itself and the other Debenture Purchasers at the Company's request for sake of convenience as compared to a separate letter agreement being entered into between each Debenture Purchaser and the Company. Neither the Company nor any third party shall be entitled to rely on this Letter Agreement as a release or payoff letter, by the other Debenture Purchasers and the Company shall seek separate releases and payoff letters from each Debenture Purchasers in connection with the financing transaction contemplated herein.

Notwithstanding anything herein to the contrary, this waiver is limited only to the payment defaults that have occurred to date, and any other principal or interest

  [LOGO]
ROCKMORE
 CAPITAL


payments required pursuant to the Debentures, including pursuant to an Event of Default not subject to a waiver from the Debenture Purchasers, shall not be deemed waived hereunder.

Please indicate your agreement to the foregoing by executing a copy of this letter in the space provided below.


Very truly yours,

ROCKMORE INVESTMENT MASTER FUND LTD.,
for itself and as agent for each of the Debenture Purchasers





By: /s/ Bruce Bernstein
   -----------------------------------
    Bruce Bernstein
    President


ACCEPTED AND AGREED:


WESTERN POWER & EQUIPMENT CORP.


By: /s/ Dean McLain
   -----------------------------------
Name:  Dean McLain
Title: President